UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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L.B. Foster Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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L.B. FOSTER COMPANY 415 Holiday Drive Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2006

To the Stockholders:

L.B. Foster Company will hold its annual stockholders’ meeting at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Wednesday, May 24, 2006 at 11:00 a.m., local time, for the purposes of:

1.	Electing a board of seven directors for the ensuing year.

2.	Approving the 2006 Omnibus Incentive Plan

3.	Any other matters that properly come before the stockholders at the meeting.

Only holders of record of common stock at the close of business on March 30, 2006 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder during ordinary business hours, at the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

David L. Voltz

Secretary

Pittsburgh, Pennsylvania

April 19, 2006

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the annual meeting of stockholders to be held May 24, 2006 and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company’s 2005 Annual Report were mailed to stockholders on or about April 19, 2006. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 30, 2006, the record date for entitlement to vote at the meeting (“Record Date”), there were 10,204,995 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 5,102,498 shares. Where a stockholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholder are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights in the election of directors. Directors shall be elected by a plurality of the votes cast from the shares present in person or represented by proxy at the meeting. Broker non-votes are not deemed to have been cast.

If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election as directors of the seven nominees named herein and FOR approval of the 2006 Omnibus Incentive Plan. With respect to all matters which the Company did not have written notice of on or before March 10, 2006, the proxy confers discretionary authority to vote on such matters to Lee B. Foster II, Chairman of the Board and Stan L. Hasselbusch, President and Chief Executive Officer.

The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, e-mail or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses.

Stock Ownership

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each executive officer named in the Summary Compensation Table on page 13; and

•	all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s common stock is based upon their reports furnished to the Company and may not be current.

Stock Ownership	Number of Shares Owned (a)		Percent of Shares (b)
More Than 5% Stockholders:
Dimensional Fund Advisors Inc. (c)	617,130	(d)	6.05
Royce & Associates, LLC (c)	715,036		7.01
Tontine Management, L.L.C., Tontine Partners, L.P. (c)(e)	678,072		6.64
Jeffrey L. Gendell (c)(e)	1,330,936		13.04
Nominees for Directors:
Lee B. Foster II	399,154		3.84
Stan L. Hasselbusch	283,869		2.72
Henry J. Massman IV	54,329		*
G. Thomas McKane	—
Diane B. Owen	28,546		*
John W. Puth	92,246		*
William H. Rackoff	75,246		*
Certain Executive Officers:
Donald L. Foster	10,000		*
Senior Vice President—Construction
Samuel K. Fisher	51,168		*
Senior Vice President—Rail
David J. Russo	41,179		*
Senior Vice President, Chief Financial Officer and Treasurer
David L. Voltz	55,543		*
Vice President, General Counsel and Secretary
All Directors and Executive Officers as a Group	1,179,804		10.69

*	Less than one percent of the Company’s outstanding common stock

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options (192,500 for Mr. Lee B. Foster, 40,000 for Mr. Massman, 20,000 for Ms. Owen, 50,000 for Mr. Puth, 40,000 for Mr. Rackoff, 220,000 for Mr. Hasselbusch, 2,500 for Mr. Donald Foster, 41,250 for Mr. Fisher, 37,500 for Mr. Russo, 35,000 for Mr. Voltz and 821,900 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (26,354 for Mr. Lee B. Foster, 26,053 for Mr. Hasselbusch, 4,243 for Mr. Fisher, 479 for Mr. Russo, 3,312 for Mr. Voltz and 71,665 for the executive officers as a group). Mr. Lee B. Foster also holds an indirect interest in 5,000 shares held in an investment plan maintained by a separate company.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and the address of Royce and Associates, Inc. is 1414 Avenue of Americas, New York, NY 10019. The address of Tontine Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830.

(d)	These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

(e)	Tontine Management, L.L.C. (“TM”), the general partner of Tontine Partners, L.P. (“TP”), has the power to direct the affairs of TP. Mr. Gendell is the managing member of TM and certain other entities which own, inter alia, Company stock. TP owns 678,072 shares of the Company’s common stock directly and TM owns these 678,072 shares indirectly. TM’s and Mr. Gendell’s indirect ownership of TP’s shares of Company stock is included in the number of shares owned by each of TM and Mr. Gendell.

ELECTION OF DIRECTORS

A board of seven directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees, other than Mr. McKane, are currently serving on the Board of Directors.

Nominee
Lee B. Foster II	Mr. Foster, age 59, has been a director of the Company since 1990. He was the Chief Executive Officer of the Company from May 1990 until January 2002. Mr. Foster is a director of Wabtec Corporation, a manufacturer of components for locomotives, freight cars and passenger transit vehicles. Wabtec Corporation also provides aftermarket services, including locomotive and freight car maintenance.

Stan L. Hasselbusch	Mr. Hasselbusch, age 58, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. He served as Vice President – Construction and Tubular Products of the Company from December 1996 to December 1998 and as Chief Operating Officer from January 1999 until he was named Chief Executive Officer in January 2002.

Henry J. Massman IV	Mr. Massman, age 43, has been a director of the Company since November 1998. He has been President and Chief Executive Officer of Massman Construction Co., Inc., a heavy civil, bridge and marine contractor, since 1988.

G. Thomas McKane	Mr. McKane, age 62, was nominated by the Board of Directors on April 12, 2006, upon the prior recommendation of the Nomination & Governance Committee. Mr. McKane has been Chairman of the Board of A.M. Castle & Co. a metal and plastics service center business, since January, 2004 and was Chief Executive Officer of A.M. Castle & Co. from May, 2000 until January, 2006. Mr. McKane is also a director of American Woodmark Corporation, a cabinet manufacturer, and Woodhead Industries, Inc., a manufacturer of electrical infrastructure products.

Diane B. Owen	Ms. Owen, age 50, was elected as a director in May 2002. She has been Vice President – Corporate Audit of H.J. Heinz Company (Heinz), an international food company, since April 2000 and was Vice President – Strategy Development for Heinz from January 2000 to April 2000.

John W. Puth	Mr. Puth, age 77, has been a director of the Company since 1977. He is a managing member of J.W. Puth Associates, LLC and a general partner of JDA Partners LP, an investment partnership. Mr. Puth also is a director of A.M. Castle Co, a metal and plastics service center business, and several private companies.

William H. Rackoff	Mr. Rackoff, age 57, has been a director of the Company since 1996. Mr. Rackoff has been President of ASKO, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief Executive Officer of ASKO, Inc. in 1995.

The foregoing nominees were nominated by the Board of Directors, after being recommended for nomination by the Nomination and Governance Committee of the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

A non-management director recommended Mr. McKane for consideration by the Nomination and Governance Committee. A paid third party consultant assisted in both developing criteria for new directors and searching for qualified candidates.

Board and Committee Meetings

The Board of Directors held 6 meetings (one of which was a telephonic meeting) during 2005. Each nominee who was a director during 2005 attended more than seventy-five percent of the total number of meetings held during 2005 by the Board of Directors and the committees of the Board on which he or she served.

The Audit Committee is composed of Ms. Owen (Chairman) and Messrs. Puth and Rackoff. The Compensation Committee is composed of Messrs. Puth (Chairman), Massman and Rackoff. The Nomination and Governance Committee is composed of Mr. Massman, Ms. Owen and Mr. Rackoff (Chairman). Messrs. Puth, Rackoff, Massman and Ms. Owen are “independent” under the National Association of Securities Dealers’ listing standards and the applicable rules of the Securities and Exchange Commission (“SEC”).

The Audit Committee, which held 8 meetings (3 of which were telephonic meetings) during 2005, is responsible for overseeing, with the independent auditors and management, the work and findings of the auditors, as well as the effectiveness of the Company’s internal auditing department, the adequacy of the Company’s internal controls and the accounting principles employed in financial reporting. The Audit Committee is also responsible for the appointment and compensation of the independent auditors. The Board of Directors has designated Diane B. Owen as the Audit Committee “financial expert” under applicable SEC rules. Certain of Ms. Owen’s qualifications as a “financial expert” are included in her biographical data on page 4 of this Proxy Statement.

The Compensation Committee, which met on 6 occasions (2 of which were telephonic meetings) in 2005, is responsible for reviewing and recommending for approval significant employee benefit programs, determining officer compensation, reviewing and recommending for approval certain organizational changes and granting stock options.

The Nomination and Governance Committee, which met on 3 occasions in 2005, is responsible for overseeing corporate governance and proposing nominees for directors to the full Board.

Nomination of Directors

The Nomination and Governance Committee endeavors to create a Board of Directors consisting of individuals who are financially literate and whose experiences and backgrounds will enable the

Board of Directors to provide meaningful counsel to and oversight of management. The Nomination and Governance Committee seeks to recommend, to the full Board, nominees who will create or maintain a Board of Directors that satisfies applicable legal and regulatory requirements. The Committee Charter is available on the Company’s website (www.lbfoster.com).

In selecting nominees for election to the Board of Directors, the Nomination and Governance Committee will consider submissions from shareholders. A shareholder wishing to recommend a prospective nominee for the Board may notify the Corporation’s Secretary or any member of the Nomination and Governance Committee in writing and provide whatever supporting material the shareholder considers appropriate. Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary.

Directors’ Compensation

The base annual fee of the respective chairmen of the Audit Committee, the Nomination and Governance Committee and the Compensation Committee is $16,500. The base annual fee for other outside directors is $14,000. Fees are prorated based upon the portion of the year an outside director held his position.

Outside directors also receive $1,000 for each board meeting attended, $500 for each committee meeting attended and $500 for each telephonic Board or committee meeting in which the director participated. For 2005, the outside directors received the following cash compensation: Mr. Massman, $24,500; Mr. Puth, $29,500; Mr. Rackoff, $29,750 and Ms. Owen $26,500.

Management directors receive no separate compensation for their services as directors. Mr. Lee B. Foster is an employee of the Company and receives a base annual salary of $165,000 and other benefits associated with his status as an employee. Mr. Foster does not, however, participate in the Company’s annual incentive compensation plan or the Three Year Plan (see pp. 15-16)

Each outside director automatically has been awarded annually, after the annual shareholders’ meeting, a non-qualified option to acquire up to 5,000 shares of the Company’s common stock. Following the annual meeting in 2005 Messrs. Massman, Rackoff, Puth and Ms. Owen were each awarded an option to acquire up to 5,000 shares of the Company’s common stock at $8.97 per share. If, however, the Company’s shareholders approve the 2006 Omnibus Incentive Plan (see pp. 7–10), outside directors will no longer receive this automatic annual grant of options.

Pursuant to the Outside Directors’ Stock Award Plan, approved at the 2004 Annual Shareholders’ Meeting, each outside director receives 2,500 shares of restricted Company common stock on each date such outside director is elected or re-elected at an annual shareholders’ meeting. Messrs. Massman, Rackoff, Puth and Ms. Owen were each awarded 2,500 shares of restricted Company stock following the 2005 Annual Shareholders’ Meeting.

If the Company’s shareholders approve the 2006 Omnibus Plan, outside directors will no longer automatically receive awards under the Outside Directors Stock Award Plan or stock options. Instead, outside directors will each receive, under the 2006 Omnibus Plan, 3,500 shares of the Company’s common stock at each shareholders’ meeting at which the director is elected or re-elected. If the 2006 Omnibus Incentive Plan is approved, each outside director’s annual base fee also will be increased by $15,000.

Shareholder Meeting Attendance

The Company’s directors regularly have attended shareholders’ meetings without a formal policy on directors’ attendance and the Company does not believe that a formal policy is required. All of the Company’s directors attended the 2005 Annual Shareholders’ Meeting.

Communications to Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-managerial directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Outside Directors. The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

APPROVAL OF THE 2006 OMNIBUS INCENTIVE PLAN

The 2006 Omnibus Incentive Plan (“Plan”) was approved by the Company’s Board of Directors, upon the recommendation of its Compensation Committee, on March 3, 2006, subject to shareholder approval. The Plan provides for the issuance of up to 500,000 shares of the Company’s common stock (which may include newly issued or treasury shares) through the exercise of stock options or the grant of common stock. Although stock options may be granted under the Plan, the Compensation Committee anticipates that restricted stock awards will henceforth be the primary means of providing equity incentives to key employees and directors.

The purposes of the Plan include motivating employees and directors to achieve long term range performance goals and to provide such employees and directors with competitive compensation.

Administration

The Plan will be administered by a committee (the “Committee”) consisting of either (a) at least two “non-employee” directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) or (b) the full Board of Directors. It is anticipated that the Compensation Committee, which currently consists of Messrs. Puth, Rackoff and Massman, will administer the Plan. Within the parameters set forth in the Plan, the Committee has the authority to determine those key employees or directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the Plan and interpret the Plan and option or restricted stock agreements issued under the Plan. In addition to discretionary awards made by the Committee, non-employee directors automatically shall be awarded 3,500 shares of common stock after each annual shareholders meeting, beginning with the annual shareholders’ meeting on May 24, 2006. These automatic awards are described below under “Automatic Stock Awards”.

Description

Stock options (“Options”) and stock awards (“Stock Awards”) may be granted, in the Committee’s discretion, to key personnel and directors, including both employee directors in the discretion of the Committee. In addition to the Company’s non-employee directors, the Company has approximately 30 employees out of approximately 645 total employees whose grade level makes them likely candidates to be recipients of Options or Stock Awards. Options and Stock Awards granted to non-employee directors are hereinafter respectively referred to as “Director Options” or “Director Awards”. Options and Stock Awards are subject to the following provisions of the Plan, and the terms and provisions of such options or stock awards need not be uniform:

Options

•	Exercise Price

The exercise price of the Options is determined by the Committee, but shall be not less than the last reported sale price of the common stock on the NASDAQ National Market on the date of grant. The exercise price is payable in cash or other medium acceptable to the Company.

•	Term

The term of the Options is determined by the Committee, but shall not exceed 10 years from the date of grant.

Except as otherwise provided in the option agreement, Options, other than Director’s Options, will terminate 30 days after termination of the participant’s employment with the Company for any reason other than death, disability or retirement, with the consent of the Company. Non-Employee Director Options are immediately exercisable for a period of 10 years from the date of the award. Except as otherwise provided in the option agreement, other discretionary Options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

Stock Awards

•	Automatic Stock Awards

Commencing with the May 24, 2006 annual meeting of shareholders, each non-employee director automatically will be granted a Director Award of 3,500 shares of fully vested common stock. Messrs. Massman, Puth, Rackoff and Ms. Owen currently are the Company’s non-employer directors. If elected at the May 24, 2006 annual meeting of shareholders. Mr. Thomas McKane also will be a non-employee director and will receive 3,500 shares of fully vested common stock.

•	Other Stock Awards

Stock Awards may also be granted to key personnel and directors in the discretion of the Committee. Such Stock Awards shall become vested and/or saleable pursuant to the terms of the applicable stock award agreement specified by the Committee. The Company anticipates that such Stock Awards shall be used primarily as the equity component of awards under the Three Year Plan (See pp. 15 -16) or any successor plan.

Amendments and Termination

The Board may at any time amend the Plan or amend any outstanding award agreement for the purpose of satisfying any legal requirement or for any other legal permissible purpose; provided that an amendment shall not be deemed permissible if it would result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, being inapplicable to any award. The Board may terminate the Plan at any time, but no such termination shall adversely affect the rights of any participant under any award previously granted in which the participant has a vested interest.

In the event of a stock dividend, recapitalization or merger in which the Company is the surviving corporation or other similar capital change, the number and shares of stock then outstanding or to be awarded thereunder, the maximum number of shares of stock or securities which may be issued on the exercise of Options granted under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding Options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding Options immediately exercisable or (ii) arrange to have the surviving corporation grant to the participants replacement Options on terms which the Board shall determine to be fair and reasonable.

Federal Income Tax Consequences

Non-Qualified Stock Options

The Options are non-qualified stock options. The Company will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the employee/optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at that time in the amount of that compensation income. The optionee’s tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

The recipient, after exercising the option, will realize long term capital gains of ordinary income upon the sale of the stock, depending upon the length of time the recipient retained ownership. All dividends commencing after the exercise of the option will be ordinary income to the recipient.

Restricted Stock

A grantee will not recognize any income upon the grant of restricted stock if that stock is subject to a substantial risk of forfeiture on the date of grant, unless the holder elects under Section 83(b) of the Internal Revenue Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the holder will not be allowed a deduction in the event that the shares are subsequently forfeited. If the election is not made, the holder will generally recognize ordinary income on the date that the restricted stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares on that date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made) or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount on that sale or other disposition and the holder’s basis in those shares.

The following table shows the minimum shares of Company stock that would have been delivered in 2005 if the Plan had been in effect:

L.B. FOSTER COMPANY

2006 Omnibus Plan

Stan L. Hasselbusch—President and CEO	—	—
Donald L. Foster—Sr. V.P.—Construction Products	—	—
David J. Russo—Sr. V.P., CFO and Treasurer	—	—
Samuel K. Fisher—Sr. V.P.—Rail	—	—
David L. Voltz—V.P., General Counsel & Secretary	—	—

Executive Group	—	—
Non-Executive Director Group	—	14,000
Non-Executive Officer Employee Group	—	—

The closing price of the company’s common stock on the NASDAQ National market on April 11, 2006 was $21.72.

The Board of Directors recommends a vote FOR approval of the Plan.

Independent Auditors

Ernst & Young LLP’s aggregate fees (including out-of-pocket expenses) billed for fiscal 2005 and 2004 for each of the following categories of services are set forth below:

	2005	2004
Audit fees (includes audits and reviews of the Company’s fiscal 2005 and 2004 financial statements)	$447,406	$409,027
Audit-related fees (primarily audits of the Company’s various employee benefit plans)	$22,133	$18,400
Tax fees (federal and state)	—	—
All Other Fees	—	—
Total Fees	$469,539	$427,427

The Audit Committee reviews summaries of services provided by Ernst & Young LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence. All services are pre-approved by the Audit Committee.

Ernst & Young LLP has served as the Company’s independent auditor since 1990 and the Audit Committee has approved Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2006. Since the Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent auditors, the Company is not seeking shareholder approval of the independent auditors’ appointment.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for the appointment, compensation and retention of the Corporation’s independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2005. The Audit Committee’s charter is available on the Company’s website (www.lbfoster.com). The Audit Committee held eight meetings during fiscal year 2005.

Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2005, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee met and held discussions with Ernst & Young LLP, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young’s judgment regarding these matters. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committee). Pursuant to Independent Standards Board Standard No. 1 (Independence Discussion with Audit Committee(s)), the Audit Committee has discussed with Ernst & Young LLP the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee concluded that Ernst & Young LLP’s independence had not been impaired.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of Ernst & Young LLP’s quarterly review procedures with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and with Ernst & Young LLP prior to the Company’s release of quarterly financial information.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Diane B. Owen, Chairman

John W. Puth

William H. Rackoff

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s five most highly paid executive officers (the “Named Executive Officers”).

	Annual Compensation		Annual Compensation			Long Term Compensation
Name and Principal Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Options/ SARs (# shares)	All Other Compensation ($) (2)
Stan L. Hasselbusch President and Chief Executive Officer	2005 2004 2003		375,625 331,250 308,438	225,779 30,000 35,000	* * *	— — —	30,462 20,298 18,412

Samuel K. Fisher Sr. Vice President—Rail	2005 2004 2003		189,375 181,875 175,000	112,069 79,628 18,000	* * *	— — —	18,538 10,024 9,456

David J. Russo Sr. Vice President Chief Financial Officer and Treasurer	2005 2004 2003		184,371 171,247 160,000	116,218 28,000 23,000	* * *	— — —	12,445 7,873 4,893

David L. Voltz Vice President, General Counsel and Secretary	2005 2004 2003		168,250 162,249 156,971	77,397 10,000 8,984	* * *	— — —	12,372 8,678 6,453

Donald L. Foster Sr. Vice President— Construction	2005 2004	(3)	182,504 44,491	109,790 5,000	* *	10,000 40,000	6,724 —

(1)	The amounts in this column include the value of Company provided term life insurance, long-term disability premiums, leased car, Executive Medical Reimbursement Plan, relocation expenses, and club dues and fees.

(2)	The amounts in this column include Company contributions to the L.B. Foster Company Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(3)	Mr. Donald L. Foster became an employee of the Company in September 2004.

* The total is less than 10% of the executive’s total salary and bonus for the year.

Option Grants

The following table provides information on stock options granted to the Named Executive Officers in 2005:

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5%	10%
Donald Foster	10,000	28.57	9.29	2/5/15	58,400	148,100

Mr. Foster’s options vest at the rate of 25% per year, commencing one year after the date of grant, and are exercisable until ten years after the date of the grant.

Option Exercises and Year-End Option Values

The following table provides information on option exercises in 2005 by the Named Executive Officers and such officers’ unexercised options at December 31, 2005. The Company has not awarded any stock appreciation rights.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stan L. Hasselbusch	—	—	215,000	5,000	2,250,660	46,870
Samuel K. Fisher	—	—	41,250	—	427,734	—
Donald L. Foster	6,250	32,180	—	43,750	—	268,150
David J. Russo	—	—	37,500	12,500	400,275	133,425
David L. Voltz	—	—	35,000	—	377,590	—

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers and persons who beneficially own more than 10% of the outstanding common stock of the Company to file initial reports and reports of changes in ownership with the SEC, and to provide copies of such reports to the Company. Based on its review of such copies, the Company believes that its directors, officers and 10% shareholders complied with these filing requirements during the year 2005.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed of independent directors and its responsibilities include determining the compensation of the Company’s executive officers. The decisions by the Compensation Committee are reviewed and approved by the full Board. This report is submitted by Messrs. Massman, Puth and Rackoff in their capacity as the Compensation Committee, and addresses the Company’s compensation policies for 2005 as they were generally applicable to the Company’s executive officers and as they were specifically applicable to Mr. Hasselbusch.

COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

The Compensation Committee’s policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company’s annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k) plan, a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

Cash Compensation

Each year the Company utilizes survey data as one factor to assess the competitiveness of its pay structure for senior management. The surveys used in 2005 reviewed data from certain manufacturers with average sales from $50 million to $450. The Company uses survey data only to establish rough guidelines for its decisions on executive compensation with the general goal of providing the Company’s executives with compensation near the median compensation shown in such surveys. Specific decisions are based largely upon subjective assessments of the officer’s and the Company’s performance. The Committee typically gives significant weight to the Chief Executive Officer’s recommendations in determining other officers’ base salaries.

The Company also maintained the 2005 Management Incentive Compensation Plan. The Plan provided for bonuses largely based upon the Corporation’s and/or the applicable operating division’s pre-tax income compared to plan and the achievement of individual/departmental goals, with an amount reserved for discretionary bonuses. Since both the Company and various operating units’ respectively earned sufficient planned pre-tax income, bonuses were paid under the Plan. Mr. Hasselbusch received $225,779, Mr. Russo received $116,218, Mr. Fisher received $112,069, Mr. Donald L. Foster received $109,790 and Mr. Voltz received $77,397 under this Plan.

In May, 2005, the Company created the 2005 Three Year Incentive Plan (the “Three Year Plan”) which supplements annual bonus plans. The Three Year Plan provides incentives for selected senior officers based upon the Company’s performance over the three year period 2005 – 2007 (the “Fiscal Period”). A “Performance Percentage” is calculated based on the amount by which the Company’s pre-tax income (after excluding various items) for the Fiscal Period exceeds $13,168,000 and then dividing that amount by $10,341,000. The maximum aggregate amount payable under the Plan ranges from $182,500, if the Company’s Performance Percentage is 70%, to $3,650,000 if the Company’s Performance Percentage is 150%. Individual awards are then determined by multiplying the total amount available for awards by a fraction, the numerator of which is the points assigned to the individual participant and the denominator of which is the total number of points assigned to all participants. The President/Chief Executive Officer is assigned 4 points, Sr. Vice Presidents are assigned 2 points and Vice Presidents and the Controller are each assigned 1 point. The Company may, if the 2006 Omnibus Incentive Plan has been previously authorized by the Company’s shareholders, substitute restricted shares of the Company’s common stock for up to 50% of the incentive award that otherwise would be payable to a participant under the Three Year Plan. Individual awards are to be paid on or before March 15, 2008.

The companies included in the peer group used to compare shareholder returns do not necessarily represent the Company’s most direct competition for executive talent and the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

Stock Option Plans

The Company’s 1985 Long-Term Incentive Plan as Amended and Restated terminated on December 31, 2004. The 1998 Long-Term Incentive Plan as Amended and Restated (the “1998 Plan”) authorizes the award of stock options and stock appreciation rights (“SAR’s”) to officers, directors and key employees of the Company and its subsidiaries. SAR’s have not been awarded under the 1998 Plan. The 1998 Plan is designed to motivate participants by providing them with a direct, financial interest in the long-term performance of the Company. The Compensation Committee determines the participants and their awards. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both “incentive stock options” and “non-qualified stock options” may be awarded under the 1998 Plan. In determining the number of options to award a participant, the Compensation Committee generally takes into account, among other factors, the number of options previously awarded to the participant. No options were granted to Messrs. Hasselbusch, Russo, Fisher or Voltz during 2005. Mr. Donald L. Foster was awarded 10,000 options with an exercise price of $9.29/share in February, 2005.

The Company intends, if the Company’s shareholders approve the 2006 Omnibus Incentive Plan (as described at pp. 7-10), primarily to utilize restricted stock for equity incentives. Restricted stock awards to the Company’s executive officers are anticipated primarily to be made pursuant to the Three Year Plan described above (p. 15).

Retirement Plan

The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees. The Plan calls for the Company to contribute 1% of the employee’s compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee’s compensation, based on the years of service. Based upon the Company’s financial performance against predetermined criteria, the Company may contribute an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of three (3) years of service. The Company’s contributions for 2005 to the Voluntary Investment Plan for Messrs. Hasselbusch, Russo, Fisher, Donald L. Foster and Voltz are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits, which approximate benefits unavailable under the Voluntary Investment Plan because of Internal Revenue Code limitations.

Other Compensation Plans

At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life, LTD and health insurance programs. The incremental cost to the Company of the executive officers’ benefits provided under these programs for Messrs. Hasselbusch, Russo, Fisher, Donald L. Foster and Voltz are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer’s salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

MR. HASSELBUSCH’S 2005 COMPENSATION

Mr. Hasselbusch’s annual base salary was increased from $ 351,250 to $400,000 on July 1, 2005. The Committee increased Mr. Hasselbusch’s salary because of Mr. Hasselbusch’s successful efforts to control costs, enhance revenue and improve profits. In making this determination, the Committee evaluated benchmarks from other industries in order to verify that Mr. Hasselbusch received competitive compensation. As previously noted, Mr. Hasselbusch received a $225,779, bonus under the Company’s 2005 Management Incentive Compensation Plan. Mr. Hasselbusch’s bonus was based entirely on the Company’s 2005 pre-tax income (after various exclusions) compared to its 2005 planned pre-tax income (after various exclusions).

Mr. Hasselbusch is eligible to participate in the same executive compensation plans as are available to other executive officers.

COMPENSATION COMMITTEE

John W. Puth, Chairman

William H. Rackoff

Henry J. Massman IV

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
L.B. FOSTER COMPANY	100.00	180.00	173.60	260.00	380.80	594.96
NASDAQ STOCK MARKET (U.S.)	100.00	79.08	55.95	83.35	90.64	92.73
PEER GROUP	100.00	106.69	64.11	99.63	113.61	167.92

The Company’s Peer Group is composed of Michael Baker Corp., A.M. Castle & Co., Greenbriar Cos., Inc., Hanson PLC, Northwest Pipe Co, Oregon Steel Mills Inc., Texas Industries. Inc. and Wabtec Corporation.

ADDITIONAL INFORMATION

Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

Stockholders’ proposals intended to be presented at the Company’s 2007 annual meeting must be received by the Company no later than December 31, 2006 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting pursuant to the Company’s By-Laws. A nomination of a person for election as a director and any other proposal made by a stockholder shall not be considered at a stockholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date or (ii), the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania

April 19, 2006

PROXY

L.B. FOSTER COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2006

The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or either of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 on May 24, 2006 at 11:00 a.m. or at an adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all Nominees” in Item 1 and “FOR” approval of the 2006 Omnibus Incentive Plan in Item 2. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

(PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)

ANNUAL MEETING OF STOCKHOLDERS OF

L.B. FOSTER COMPANY

May 24, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ITEM 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	Election of the following nominees as Directors:			Item 2.	Approval of the 2006 Omnibus Incentive Plan.	FOR	AGAINST	ABSTAIN
	(See Instructions Below)					☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Lee B. Foster II			(PLEASE MARK, SIGN, DATE AND RETURN
		O Stan L. Hasselbusch			THIS PROXY PROMPTLY IN THE
☐	WITHHOLD AUTHORITY	O Henry J. Massman IV			ENCLOSED ENVELOPE.)
	FOR ALL NOMINEES	O G. Thomas McKane
O Diane B. Owen
☐	FOR ALL EXCEPT	O John W. Puth
	(See instructions below)	O William H. Rackoff

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.